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                                                                 Exhibit 99.1
     Cincinnati Bell Inc.
     Press Release

Investor contact:                           Media contact:
Mike Hemsath                                Libby Korosec
513.397.7788                                513.397.1589
mike.hemsath@cinbell.com                    libby.korosec@cinbell.com


                    CINCINNATI BELL INC. CFO TO LEAVE COMPANY
              COMPANY RETAINS SPENCER STUART TO CONDUCT CFO SEARCH


CINCINNATI - AUGUST 18, 2003 -- Cincinnati Bell Inc. (NYSE: CBB) today announced that Thomas L. Schilling has stepped down as chief financial officer of the company, effective August 17, 2003, and will serve as a consultant to the company through the end of the year.

"We would like to thank Tom for his significant contributions to the company. His work on the company's restructuring has left us well-positioned for the future," said Jack Cassidy, Cincinnati Bell's chief executive officer.

Schilling assumed the role of chief financial officer for Cincinnati Bell Inc. in July, 2002 after serving as the CFO of the company's broadband division. Immediately prior to assuming the CFO role, Mr. Schilling served as senior vice president of finance and administration for the company.

The company has retained Spencer Stuart LLP to conduct a search for a new CFO.

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ABOUT CINCINNATI BELL
Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.